American CareSource Reports Fourth Quarter and Year End 2009 Results

Recent Achievements

●	Added Ecom PPO Advisors ("Ecom") to client portfolio; allows access to over 250,000 Ecom lives

●	Signed national provider agreement with ChiroSource, Inc.

●	Signed national provider agreement with VITAS Innovative Hospice Care

DALLAS, Mar 24, 2010 (BUSINESS WIRE) -- American CareSource Holdings Inc. (NASDAQ: ANCI) today reported fourth quarter 2009 net income of $1.4 million or $0.07 per diluted share, compared to net income of $1.5 million, or $.08 per diluted share reported 2008. Fourth quarter results include a tax benefit of $590,000 associated with the reversal of a deferred tax asset valuation allowance. Excluding this benefit, earnings per diluted share was $0.04.

The Company also announced 2009 net income of $2.3 million, or $0.11 per diluted share, compared to net income of $3.6 million, or $0.21 per diluted share reported 2008. The year-end results include an income tax benefit of approximately $533,000, or $0.03 per diluted share. The Company believes its future profitability will allow it to utilize its existing deferred tax assets. Excluding this benefit, diluted earnings per share was $0.08.

"Our business remained resilient during a difficult time in the healthcare industry," said David Boone, Chief Executive Officer of American CareSource Holdings. "During the year we made significant progress in growing our business. In 2009, we secured nine new clients bringing our total client base to 21 and increasing our provider sites by over 32% to 33,000 total sites. This helped drive client additions which added approximately $6 million of revenue during 2009."

Fourth Quarter Highlights

●	Revenues were $16.9 million compared with $17.7 million reported for 4Q08

●	Diluted earnings per share were $0.07 compared with $0.08 during 4Q08

●	Adjusted EBITDA was $1.4 million compared with $1.8 million during 4Q08

●	Processed claims up 31% to 108,000

●	Achieved tenth consecutive profitable quarter

"We are facing some headwinds with our legacy accounts. Unemployment and dropped coverages have significantly impacted the lives we cover within our two largest accounts. While we have increased our market share within these accounts by expanding our capture rate, our overall business has declined with these accounts. We expect that trend to reverse itself in the next twelve months."

Fourth Quarter Summary

Softer Revenues

Revenues for the fourth quarter of 2009 were $16.9 million compared to $17.7 million reported during the fourth quarter of 2008. Lower claims activity from key legacy clients, such as HealthSmart and Viant attributed to the softer revenues.

Revenues in the fourth quarter of 2009 as compared to the third quarter of 2009 were also softer due to lower claims activity from key clients.

Claims Volumes

During the fourth quarter of 2009, the Company processed 108,000 claims, which represents a 31% increase over the 82,500 claims processed during the same period of 2008. The higher claims activity was the result of new client business.

In addition, claims activity in the fourth quarter of 2009 compared with the third quarter of 2009 decreased from approximately 117,000 to 108,000 due primarily to the loss of a key provider relationship during the third quarter of 2009. Revenues per processed claim decreased to $156 compared to the fourth quarter 2008 of $214. Claims billed during the fourth quarter of 2009 increased to 91,000 claims, which represents an 18% increase over the 77,000 claims billed during 2008.

Revenue per billed claim for the period decreased to $186 compared to $229 per billed claim reported in the fourth quarter last year. The decline in revenue per claim reflects a shift in business mix toward lower cost specialties, such as laboratory services, whose growth was accelerated relative to other specialties.

We are confident about our future and our growth in 2010. We expect to continue our double-digit revenue growth and profit growth. We believe healthcare reform will be positive for us, as we continue to lower the cost of ancillary care in the market place.

(Claim data in thousands)	4Q 2009	3Q 2009	4Q 2008
Claims processed	108	117	83
Claims billed	91	101	77
Revenue per processed claim	$156	$156	$213
Revenue per billed claim	186	181	229

Contribution Margin

Contribution margin during the fourth quarter decreased to $2.5 million from $2.9 million due to higher provider payments on lower revenues. As a percentage of revenues, the contribution margin was 14.9%, compared to 16.2% reported during the fourth quarter of 2008. Higher payments to providers, which were offset by lower management fees paid to our clients, was the primary cause of the lower contribution margin.

Contribution margins improved sequentially from 12.9% to 14.9%; the improvement of which can be attributed to business seasonality. Following is a comparison of the components of costs of revenue as a percentage of revenue:

	4Q 2009	3Q 2009	4Q 2008
Provider payments	75%	76%	73%
Administrative fees	5%	5%	6%
Claims administration and provider development	5%	6%	5%
Total cost of revenues	85%	87%	84%

Selling, General and Administrative Expenses (SG&A)

SG&A increased to $1.7 million during the fourth quarter of 2009 from $1.3 million reported the same period last year. SG&A as a percentage of revenues increased to 10% during the fourth quarter of 2009. The results were primarily driven by increased headcount in sales and marketing and increased non-cash compensation costs related to the Company's stock-based compensation plan. The increase in non-cash stock-based compensation costs included a $140,000 true-up related to the historical forfeiture rate of the awards.

Adjusted EBITDA

Adjusted EBITDA for the period was $1.4 million, which compares to approximately $1.8 million reported last year.

Adjusted EBITDA is defined as operating income before depreciation and amortization and excludes non-cash stock-based compensation expense, warrant amortization and restructuring charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income is provided in the tables accompanying this release.

Operating Income

Operating income during the period was approximately $655,000, which compares to $1.5 million reported during the same period last year. The lower operating income was driven by higher claims administration and provider development costs and higher SG&A costs associated with the Company's efforts in expanding its sales and marketing program.

Full Year 2009 Highlights

●	Revenues grew to a record $68.3 million, up 17.2% for the year

●	Diluted earnings per share were $0.11

●	Adjusted EBITDA was $3.7 million

●	Processed claims increased 45% to 437,000

Full Year Results

Record 2009 Revenues

2009 revenues increased 17.2% to $68.3 million compared to $58.3 million reported the same period last year. The higher revenues were driven by increased claims activity from new and existing clients. During 2009, we added nine new clients, including HealthMarkets, IAC and HealthScope, that generated $6.0 million of incremental revenue,. In addition, we continued to develop our existing client relationships through the addition of payors and the enhancement of our ancillary service provider network.

During the year, the Company added approximately 1,500 net new providers, which represent approximately 8,000 additional sites. At the end of 2009, the Company had over 4,300 providers and over 33,000 provider sites.

Claims Volumes

For the year, the Company processed approximately 437,000 claims, which represents a 45% increase over the 302,000 claims processed during 2008. The increase in processed claims was due to the expansion of the Company's existing client relationships, provider relationships, and the implementation of new clients. Revenues per processed claim decreased to $156, a 19% decline over 2008. Claims billed during the year increased to 373,000, which represents a 35% increase over the 276,000 claims billed during 2008. Revenue per billed claim for the period decreased to $183 compared to $211 per billed claim reported last year. The declines in revenue per claims reflect accelerated growth in lower cost specialties, such as laboratory services, relative to our other specialties.

(Claims data in thousands)	2009	2008
Claims processed	437	302
Claims billed	373	276
Revenue per processed claim	$156	$193
Revenue per billed claim	183	211

Contribution Margin

Contribution margin during 2009 increased to $9.5 million from $9.0 million reported during 2008. As a percentage of revenues, the contribution margin was 13.9%, compared to 15.5% reported during 2008. Higher payments to providers and increased claims administration and provider development costs, which as a percentage of revenues in 2009, were 75% and 6%, respectively, contributed to the lower contribution margin.

Components of cost of revenue as a percent of revenue:

	2009	2008
Provider payments	75%	73%
Administrative fees	5%	6%
Claims administration and provider development	6%	5%
Total cost of revenues	86%	84%

Selling, General and Administrative Expenses (SG&A)

SG&A increased to $7.6 million during 2009, which was $2.5 million, or 50% higher than the previous year. The results were primarily driven by increased headcount in sales and marketing and increased non-cash compensation costs of approximately $600,000 related to the Company's stock-based compensation plan. SG&A for the year also includes a restructuring charge of approximately $241,000 associated with severance costs.

Adjusted EBITDA

Adjusted EBITDA for the period was $3.7 million, which compares to approximately $4.7 million reported last year.

Operating Income

Operating income during the period was $1.3 million, which compares to $3.5 million reported during the same period last year.

Financial Liquidity

Total cash-on-hand at December 31, 2009 was $11.9 million, which compares to $10.6 million reported at December 31, 2008. Cash generated from operating activities for the year ended December 31, 2009 was $2.6 million and includes a $1.0 million payment associated with the extension of a key client contract. Excluding that payment, cash generated from operating activities was $3.6 million for the period. The Company has no debt outstanding.

New Board Chair

The company also announced that Kenn George, American CareSource's Board Member and Chairman of the Audit Committee has assumed the role as Chairman of the Board. Kenn will be replacing David George, who has stepped down as the Company's Chairman.

Kenn George has been a member of American CareSource's board of directors since 2004 and has held senior positions within the healthcare industry--as Chairman and CEO of EPIC Healthcare Group, a company with almost 15,000 employees serving in 36 hospitals with health care operations in 30 states and Chairman and CEO of Ameristat, one of the largest private ambulatory providers in Texas.

"I am excited to have Kenn as our new board chair," said Boone. "He has a wealth of healthcare experience and has been our board member for over five years. As one of our key Dallas-based board members, Kenn proximity and knowledge will be invaluable and I look forward to having him as an active partner in our business endeavors."

Earnings Release Conference Call

As previously announced, American CareSource management will review its audited 2009 financials during a conference call scheduled for March 25, 2010 at 8:30 AM Eastern Time. The dial-in numbers are as follows:

Domestic dial-in:	(888) 279 - 0822
International dial-in:	(706) 902-0355
Webcast:	http://ir.anci-care.com/events.cfm

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 4,300 ancillary service providers at more than 33,000 sites. The Company provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others. American CareSource Holding's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-G

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company's plans, objectives and expectations for future operations, projections of the Company's future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by forward-looking statements, including, but not limited to, changes in national health care policy, regulation, general economic conditions, demand for ancillary services, pricing, competition, market acceptance/preference, the Company's ability to integrate with its clients, changes in the business decisions by key clients or consolidation in the industry affecting them, the Company's inability to attract or maintain providers or clients or to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Revenues	$16,886	$17,660	$68,311	$58,289
Cost of revenues:
Provider payments	12,565	12,913	51,235	42,603
Administrative fees	808	1,014	3,302	3,395
Claims administration and provider development	993	860	4,252	3,255
Total cost of revenues	14,366	14,787	58,789	49,253
Contribution margin	2,520	2,873	9,522	9,036
Selling, general and administrative expenses	1,703	1,299	7,626	5,095
Depreciation and amortization	162	121	563	416
Total operating expenses	1,865	1,420	8,189	5,511
Operating income	655	1,453	1,333	3,525
Interest income	23	46	130	178
Unrealized gain on warrant derivative	92	-	324	-
Total other income, net	115	46	454	178
Income before income taxes	770	1,499	1,787	3,703
Income tax provision	(590)	4	(533)	65
Net Income	$1,360	$1,495	$2,320	$3,638
Earnings per common share:
Basic	$0.09	$0.10	$0.15	$0.24
Diluted	$0.07	$0.08	$0.11	$0.21
Basic weighted average common shares outstanding	15,598	15,167	15,469	15,084
Diluted weighted average common shares outstanding	17,140	18,190	17,764	17,736

Reconciliation of non-GAAP financial measures to reported GAAP financial measures

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating income	$655	$1,453	$1,333	$3,525
Depreciation and amortization	162	121	563	416
EBITDA	817	1,574	1,896	3,941
Non-cash stock-based compensation expense	468	213	1,495	699
Warrant amortization	50	28	156	82
Restructuring charge	17	-	180	22
EBITDA, as adjusted	$1,352	$1,815	$3,727	$4,744
Processed Claims	108	83	437	302
Repriced Claims	91	77	373	275

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$11,868	$10,578
Accounts receivable, net	7,474	5,788
Prepaid expenses and other current assets	1,398	496
Total current assets	20,740	16,862
Property and equipment, net	1,762	915
Other assets:
Other non-current assets	974	1,127
Intangible assets, net	1,153	1,281
Goodwill	4,361	4,361
Total assets	$28,990	$24,546

LIABILITIES and SHAREHOLDERS' EQUITY
Current Liabilities:
Due to service providers	$7,702	$5,964
Accounts payable and accrued liabilities	1,980	3,115
Total current liabilities	9,682	9,079
Other Liabilities	18	-
EQUITY
Common stock	156	154
Additional paid-in capital	20,605	19,046
Accumulated deficit	(1,471)	(3,733)
	19,290	15,467
TOTAL LIABILITIES AND EQUITY	$28,990	$24,546

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$2,320	$3,638
Adjustments to reconcile net income to net cash provided by operations:
Stock-based compensation expense	1,495	699
Depreciation and amortization	563	415
Unrealized gain on warrant derivative	(324)	-
Amortization of long-term client agreement	250	-
Deferred income taxes	(643)	12
Changes in operating assets and liabilities:
Accounts receivable	(1,686)	(2,137)
Prepaid expenses and other assets	(56)	429
Accounts payable and accrued liabilities	(1,102)	689
Due to service providers	1,738	2,620
Net cash provided by operating activities	2,555	6,365
Cash flows from investing activities:
Investment in internally developed software	(628)	(492)
Investment in property and equipment	(653)	(292)
Redemption of certificate of deposit	-	145
Net cash used in investing activities	(1,281)	(639)
Cash flows from financing activities:
Proceeds from exercise of stock warrants	13	127
Proceeds from exercise of stock options	3	452
Net cash provided by financing activities	16	579
Net increase in cash and cash equivalents	1,290	6,305
Cash and cash equivalents at beginning of period	10,578	4,273
Cash and cash equivalents at end of period	$11,868	$10,578

SOURCE: American CareSource Holdings Inc.

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